Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2016 Results

NEWARK, NJ — May 4, 2016: Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported first quarter 2016 revenue of $58.1 million, Adjusted EBITDA* of $8.1 million and net income attributable to common stockholders of $6.1 million -- $0.26 per diluted share.

1Q16 HIGHLIGHTS

●	Afek Oil and Gas Ltd. (“Afek”) applied for and was granted a one year extension of its multi-well oil and gas exploration license in Northern Israel from the Israeli Ministry of Energy and Water through April 9, 2017.
●	Afek is currently conducting flow tests at the Devorah 1(Ness 2) well. To date, the flow tests in certain intervals have yielded gaseous hydrocarbons and Afek has extracted small amounts of heavy hydrocarbons. Afek’s scientific team, in conjunction with leading international experts, continues to analyze the flow test and other data.
●	Genie Retail Energy increased its meter base for the fourth consecutive quarter and generated $11.7 million in Adjusted EBITDA on the strength of improved margins and reduced SG&A expense.
●	The Genie Energy Board of Directors has approved a 1Q16 dividend of $0.06 per share for on its Class A and Class B common stock. The dividend will be paid on or about May 20, 2016 to common stockholders of record as of the close of business on May 16, 2016. The ex-dividend date is May 12, 2016. The distribution will be treated as a return of capital for income tax purposes.

MANAGEMENT COMMENTS

Howard Jonas, Genie Energy’s Chairman and CEO, said, “Genie Energy had a very strong quarter, both operationally and financially. Our retail energy provider business was firing on all cylinders and achieved the highest level of Adjusted EBITDA since we were spun-off from IDT. Genie Retail Energy increased its meter base for the fourth consecutive quarter and continued to diversify its portfolio of product offerings. Afek is currently conducting well flow tests on a second well to enhance our knowledge of the license area’s subsurface geology and lithology. Based on the data gathered to date and our preliminary analysis, we remain optimistic that the target reservoir system contains significant oil and gas resources.”

GENIE ENERGY 1st QUARTER 2016 CONSOLIDATED RESULTS

$ in millions, except EPS	1Q16	4Q15**	1Q15**	1Q16 - 1Q15 Change (%/$)
Revenue	$58.1	$43.9	$74.4	(21.9)%
Gross profit	$24.9	$15.5	$16.5	+51.0%
Gross margin percentage	42.8%	35.4%	22.1%	+2070 BP
SG&A expense (including stock-based compensation )	$16.0	$17.0	$16.6	(3.8)%
Stock-based compensation	$1.2	$1.2	$1.2	NC
Research and development expense	$0.1	$0.3	$0.7	(81.9)%
Exploration expense***	$1.7	$2.2	$1.6	+7.5%
Adjusted EBITDA*	$8.1	$(3.0)	$(1.1)	+$9.2
Income (loss) from operations	$6.8	$(4.2)	$(2.4)	+$9.3
Net income (loss) attributable to Genie Energy common stockholders	$6.1	$(4.2)	$(2.4)	+$8.5
Diluted earnings (loss) per share attributable to Genie Energy common stockholders	$0.26	$(0.19)	$(0.11)	+$0.37
Net cash provided by (used in) operating activities	$9.1	$(3.6)	$(9.3)	+$18.4
Capitalized exploration costs***	$8.0	$9.2	$4.3	+76.0%

*Adjusted EBITDA for all periods is a non-GAAP measure intended to provide useful information that supplements the core operating results in accordance with GAAP of Genie Energy or the relevant segment. Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for a complete explanation of Adjusted EBITDA and reconciliation to the most directly comparable GAAP measure.

** Genie Retail Energy reclassified $0.7 million and $0.6 million previously included in “Financing fees” in the three months ended March 31, 2015 and December 31, 2015, respectively, to “Cost of revenues” to conform to the current year’s presentation.

*** Genie Energy’s Afek subsidiary accounts for its oil and gas exploration activities under the “successful efforts” method of accounting. Under this method, acquisition costs, costs of drilling exploratory wells, and exploratory-type stratigraphic test wells are capitalized on the balance sheet as “Capitalized exploration costs – unproved oil and gas property” pending determination of whether the well has found proved reserves. Exploration costs, other than exploration drilling costs, are charged to expense in the statement of operations as “Exploration expense”.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

At March 31, 2016, Genie Energy had $159.3 million in total assets, including $59.8 million in cash, cash equivalents, restricted cash (short and long term), and certificates of deposit. Liabilities totaled $38.4 million, and working capital (current assets less current liabilities) totaled $73.1 million.

Net cash provided by operating activities in 1Q16 was $9.1 million compared to net cash used in operating activities of $9.3 million in the year ago quarter.

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RESULTS BY SEGMENT

$ in millions	1Q16	4Q15*	1Q15*	1Q16 - 1Q15 Change (%/$)
Genie Retail Energy
Total revenue	$58.1	$43.9	$74.4	(21.9)%
Electricity revenue	$44.4	$36.8	$47.3	(6.2)%
Natural gas revenue	$13.4	$7.3	$26.2	(48.9)%
Other revenue	$0.4	$(0.2)	$0.9	(58.3)%
Gross profit	$24.9	$15.5	$16.5	+51.0%
Gross margin percentage	42.8%	35.4%	22.1%	+2070 BP
SG&A expense	$13.3	$14.6	$13.7	(2.5)%
Adjusted EBITDA	$11.7	$1.0	$2.9	+$8.8
Income from operations	$11.5	$0.9	$2.8	+$8.7

Afek
G&A expense	$0.1	$0.2	$0.2	(22.3)%
Exploration expense	$1.7	$2.2	$1.6	+7.5%
Adjusted EBITDA	$(1.8)	$(2.4)	$(1.8)	NC
Loss from operations	$(1.8)	$(2.4)	$(1.8)	NC
Capitalized exploration costs	$8.0	$9.2	$4.3	+76.0%

GOGAS
G&A expense	$0.1	-	$0.3	(52.4)%
Research and development expense	$0.1	$0.3	$0.7	(80.4)%
Equity in the net loss of AMSO, LLC	$0.2	$0.3	-	+$0.2
Adjusted EBITDA	$(0.5)	$(0.6)	$(0.8)	+$0.3
Loss from operations	$(0.5)	$(0.6)	$(0.9)	+$0.4

Corporate
G&A expense	$2.4	$2.1	$2.5	(4.5)%
Non-cash compensation in G&A	$1.1	$1.1	$1.1	NC
Adjusted EBITDA	$(1.3)	$(1.0)	$(1.4)	+$0.1
Loss from operations	$(2.4)	$(2.1)	$(2.5)	+$0.1

* Genie Retail Energy reclassified $0.7 million and $0.6 million previously included in “Financing fees” in the three months ended March 31, 2015 and December 31, 2015, respectively, to “Cost of revenues” to conform to the current year’s presentation.

Genie Retail Energy

Genie Retail Energy increased its base of meters served for the fourth consecutive quarter. Meters served increased slightly to 393,000 at March 31, 2016. Genie Retail Energy added 65,000 gross meters in 1Q16 compared to 52,000 meters in 1Q15 and 70,000 meters in 4Q15.

RCEs increased year over year while declining on a sequential basis to 247,000 at March 31, 2016. The average temperature in the first quarter of this year was significantly higher than the year ago quarter resulting in lower average per meter consumption over the trailing twelve months.

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Meters and RCEs at End of Quarter (in thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Electricity meters	267	264	261	250	232
Natural gas meters	126	128	127	127	126
Total meters	393	392	388	377	358

Electricity RCEs	175	178	178	168	158
Natural gas RCEs	72	81	82	83	83
Total RCEs	247	259	260	251	241

Meters enrolled in offerings with fixed rate characteristics constituted approximately 16% of GRE’s electric load at March 31, 2015.

Genie Retail Energy’s average monthly customer churn increased to 6.4% in 1Q16 from 6.3% in 4Q15 and 5.9% in 1Q15.

Genie Retail Energy’s quarterly revenue decreased $16.3 million year over year to $58.1 million primarily on reduced gas sales as the winter was considerably warmer than the year ago period. In addition, market rates for both natural gas and electricity decreased significantly.

Sales of electricity in 1Q16 decreased to $44.4 million from $47.3 million in 1Q15 driven primarily by a decrease in revenue per kilowatt hour sold partially offset by an increase in kilowatt hours sold reflecting the year over year increase in the meters served.

Sales of natural gas in 1Q16 decreased to $13.4 million from $26.2 million in 1Q15 driven by decreases in both therms sold resulting from the milder winter weather compared to the year ago and a decrease in average revenue per therm sold resulting from market-wide reductions in gas rates.

Genie Retail Energy’s gross margin in 1Q16 was 42.8% compared to 22.1% in the year ago quarter reflecting substantial reductions in wholesale commodity costs.

Genie Retail Energy’s SG&A expense in 1Q16 decreased to $13.3 million from $13.7 million in 1Q15 primarily due to a decrease in regulatory and legal costs which was partially offset by higher customer acquisition spending.

Genie Retail Energy generated Adjusted EBITDA of $11.7 million in 1Q16 compared to $2.9 million in the year ago quarter. The increase primarily reflects the improved gross profit and gross margin augmented by the reduction in SG&A expense.

Genie Retail Energy’s income from operations in 1Q16 was $11.5 million, compared to $2.8 million in 1Q15.

On February 23, 2016, the New York Public Service Commission (PSC) issued an order enacting new regulations that would impose significant new restrictions on retail energy providers (REPs) operating in New York, including Genie Retail Energy. A group of parties from the REP industry subsequently sought and obtained a temporary restraining order (TRO) to block implementation of the PSC’s order pending a definitive judicial review of the industry’s challenges. The TRO is in effect until May 20, 2016 and discussions between industry representatives and the PSC are on-going.

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Afek

Afek continues to execute on its oil and gas exploration program in Northern Israel. Well flow testing within the second test well - Devorah 1 (Ness 2) - is currently underway, with testing completed on three of five planned depth level zones. To date, the flow tests at Devorah 1 have yielded gaseous hydrocarbons and Afek has extracted small amounts of heavy hydrocarbons. The gaseous hydrocarbons at Devorah 1 were sufficiently concentrated to flare. Testing at the first site, Ness 3, provided valuable data that has enhanced the quality of subsequent testing and ongoing exploration activities without yielding hydrocarbons demonstrative of a commercially viable resource.

Preliminary results from the analysis conducted to date are consistent with Afek’s initial model for the basin and suggest that there may be large resources of gas. Additionally, robust amounts of light liquid hydrocarbons may be concentrated in regional “sweet spots” within a complex, multifaceted reservoir. Afek has engaged leading experts to conduct further analysis and additional exploratory work in order to better understand the resource and its commercial potential.

Afek’s scientific team, in conjunction with leading international experts, continues to analyze the well test and other data to enhance its model of the reservoir, optimize the well flow tests and determine the next steps in the exploration program. Potential next steps may include flow testing at additional completed wells, undertaking additional seismic work, drilling new exploratory wells or initiating other activities.

The exploration program’s next steps are intended to enhance the understanding of the geology and resources present in the license area, identify the locations of the “sweet spots” within the basin, suggest potential approaches to production engineering of the identified reservoir and explore other plays within the license area. The ultimate goal of the exploratory program is to prove that the license area contains commercially viable hydrocarbons and support the declaration of a “discovery” under Israel’s Petroleum Law.

Afek has begun to seek additional financing to support further exploration activities, potentially by accessing the public markets, which could spearhead a process by which Afek would become an independent entity.

In 1Q16, Afek’s loss from operations was $1.8 million, substantially unchanged from 1Q15.

Afek capitalized $8.0 million of drilling costs in 1Q16 compared to $4.3 million in the year ago quarter.

Genie Oil and Gas (GOGAS)

The GOGAS segment is comprised of oil shale projects in Mongolia and Israel’s Shfela Basin, as well as Genie Energy’s minority stake in a joint venture for in situ development of oil shale in Colorado’s Piceance Basin, AMSO, LLC. GOGAS has suspended operations in the Shfela and in Mongolia.

In February 2016, Total notified AMSO, LLC that it had discontinued its share of funding of the project. On March 23, 2016, Total gave AMSO its notice of withdrawal from AMSO, LLC. The effective date of the withdrawal was April 30, 2016. GOGAS is currently decommissioning the project.

GOGAS’s AMSO subsidiary and Total are obligated to fund certain remediation and reclamation costs upon ending operations. AMSO estimates that its share of such costs will be under $2 million.

The GOGAS segment’s loss from operations in 1Q16 was $469 thousand compared to $904 thousand in 1Q15.

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Corporate

Genie Energy’s corporate loss from operations in 1Q16 was $2.4 million including stock-based compensation expense of $1.1 million. The loss from operations in 1Q15 was $2.5 million including stock based compensation of $1.1 million.

GENIE ENERGY EARNINGS CONFERENCE CALL

This release is available for download in the “Investors” section of the Genie Energy website (www.genie.com/investors/investor-relations) and has been filed on a current report (Form 8-K) with the SEC.

At 8:30 AM Eastern time today, Genie Energy’s management will host a conference call to discuss financial and operational results, business outlook and strategy. The call will begin with management’s remarks followed by Q&A with analysts and investors.

To participate in the call, dial toll-free 1-888-348-6472 (from the US) or 1-412-902-4240 (international) and request the Genie Energy conference call.

A replay of the call will be available at 1-877-870-5176 (US toll free) or 1-858-384-5517 (international) through May 11, 2016. Callers should ask for conference call #10084396. An audio file recording of the call in MP3 format will also be posted on the “Investors” section of the Genie Energy website.

Investors can sign up through the Genie Energy website http://genie.com/investors/email-alerts/ to have earnings releases and other press releases emailed directly to them.

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ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) operates two primary businesses - Genie Retail Energy (GRE) and Genie Oil and Gas (GOGAS). GRE operates retail energy provider, brokerage and marketing services. GRE’s retail energy provider businesses market electricity and natural gas to residential and small business customers primarily in the Eastern United States. GOGAS, through its Afek Oil & Gas subsidiary, is conducting an oil and gas exploration project in Northern Israel pursuant to an exclusive exploration license issued by the government of Israel, along with other smaller operations. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Genie Energy Investor Relations

Bill Ulrey

P: (973) 438-3848

E-mail: invest@genie.com

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GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$37,899	$38,786
Restricted cash—short-term	10,795	10,894
Certificates of deposit	8,868	8,850
Trade accounts receivable, net of allowance for doubtful accounts of $177 and $182 at March 31, 2016 and December 31, 2015, respectively	27,817	27,222
Inventory	6,799	11,440
Prepaid expenses	9,146	11,328
Other current assets	6,850	6,104
Total current assets	108,174	114,624
Property and equipment, net	1,351	1,347
Capitalized exploration costs—unproved oil and gas property	35,969	26,878
Goodwill	3,663	3,663
Restricted cash—long-term	2,246	1,802
Deferred income tax assets, net	1,642	1,642
Other assets	6,268	5,859
Total assets	$159,313	$155,815
Liabilities and equity
Current liabilities:
Trade accounts payable	$11,681	$12,642
Accrued expenses	19,021	19,424
Advances from customers	613	1,055
Income taxes payable	1,623	923
Due to IDT Corporation	185	438
Energy hedging contracts	1,336	2,192
Other current liabilities	665	878
Total current liabilities	35,124	37,552
Revolving credit loan payable	2,000	2,000
Other liabilities	1,236	1,566
Total liabilities	38,360	41,118

Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 2,322 shares issued and outstanding at March 31, 2016 and December 31, 2015	19,743	19,743
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2016 and December 31, 2015	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 23,260 and 23,239 shares issued and 23,059 and 23,041 shares outstanding at March 31, 2016 and December 31, 2015, respectively	233	232
Additional paid-in capital	125,658	124,449
Treasury stock, at cost, consisting of 201 shares and 198 shares of Class B common stock at March 31, 2016 and December 31, 2015, respectively	(1,599)	(1,570)
Accumulated other comprehensive income	1,414	154
Accumulated deficit	(15,010)	(19,647)
Total Genie Energy Ltd. stockholders’ equity	130,455	123,377
Noncontrolling interests:
Noncontrolling interests	(7,835)	(7,013)
Receivable for issuance of equity	(1,667)	(1,667)
Total noncontrolling interests	(9,502)	(8,680)
Total equity	120,953	114,697
Total liabilities and equity	$159,313	$155,815

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands, except per share data)
Revenues:
Electricity	$44,385	$47,336
Natural gas	13,366	26,164
Other	387	929
Total revenues	58,138	74,429
Cost of revenues	33,274	57,963
Gross profit	24,864	16,466
Operating expenses and losses:
Selling, general and administrative (i)	16,008	16,639
Research and development	127	703
Exploration	1,691	1,573
Equity in the net loss of AMSO, LLC	222	—
Income (loss) from operations	6,816	(2,449)
Interest income	82	99
Other (expense) income, net	(135)	11
Income (loss) before income taxes	6,763	(2,339)
Provision for income taxes	(1,096)	(91)
Net income (loss)	5,667	(2,430)
Net loss attributable to noncontrolling interests	819	420
Net income (loss) attributable to Genie Energy Ltd.	6,486	(2,010)
Dividends on preferred stock	(370)	(370)
Net income (loss) attributable to Genie Energy Ltd. common stockholders.	$6,116	$(2,380)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:
Basic	$0.27	$(0.11)
Diluted	$0.26	$(0.11)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	22,791	22,107
Diluted	23,684	22,107

Dividends declared per common share	$0.06	$0.06
(i) Stock-based compensation included in selling, general and administrative expense	$1,210	$1,237

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GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2016	2015
	(in thousands)
Operating activities
Net income (loss)	$5,667	$(2,430)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	97	104
Provision for doubtful accounts receivable	(3)	8
Stock-based compensation	1,210	1,237
Equity in the net loss of AMSO, LLC	222	—
Change in assets and liabilities:
Restricted cash	(294)	(1,373)
Trade accounts receivable	(592)	(8,117)
Inventory	4,640	2,646
Prepaid expenses	2,220	(2,648)
Other current assets and other assets	(1,055)	(2,603)
Trade accounts payable, accrued expenses and other current liabilities	(2,998)	4,507
Advances from customers	(442)	(268)
Due to IDT Corporation	(253)	(407)
Income taxes payable	701	58
Net cash provided by (used in) operating activities	9,120	(9,286)
Investing activities
Capital expenditures	(84)	(289)
Investments in capitalized exploration costs—unproved oil and gas property	(8,031)	(4,308)
Capital contributions to AMSO, LLC	(63)	—
Net cash used in investing activities	(8,178)	(4,597)
Financing activities
Dividends paid	(1,849)	(1,840)
Repurchases of Class B common stock from employees	(29)	(22)
Payment for acquisitions	(104)	(63)
Net cash used in financing activities	(1,982)	(1,925)
Effect of exchange rate changes on cash and cash equivalents	153	(64)
Net decrease in cash and cash equivalents	(887)	(15,872)
Cash and cash equivalents at beginning of period	38,786	71,895
Cash and cash equivalents at end of period	$37,899	$56,023

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Reconciliation of Non-GAAP Financial Measure for the First Quarter 2016 and 2015

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2016, as well as for comparable periods, Adjusted EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of Adjusted EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, exploration expense and equity in the net loss of AMSO, LLC, plus depreciation and stock-based compensation (which are included in selling, general and administrative expense). Another way of calculating Adjusted EBITDA is to start with income (loss) from operations and add depreciation and stock-based compensation.

Management believes that Genie Energy’s Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses Adjusted EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses Adjusted EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. In addition, Genie Energy has historically reported Adjusted EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to Adjusted EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

Although depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s oil and gas exploration business may be capital intensive, Genie Energy does not expect to incur significant depreciation or depletion expense for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

Stock-based compensation recognized by Genie Energy and other companies may not be comparable because of the various valuation methodologies, subjective assumptions and the variety of types of awards that are permitted under GAAP. Stock-based compensation is excluded from Genie Energy’s calculation of Adjusted EBITDA because management believes this allows investors to make more meaningful comparisons of the operating results of Genie Energy’s core business with the results of other companies. However, stock-based compensation will continue to be a significant expense for Genie Energy for the foreseeable future and an important part of employees’ compensation that impacts their performance.

Adjusted EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and net income (loss) for Genie Energy on a consolidated basis.

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Genie Energy Ltd.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

(unaudited)

$ in thousands

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2016 (1Q16)
Adjusted EBITDA	$8,123	$11,692	$(452)	$(1,797)	$(1,320)
Subtract:
Stock-based compensation	1,210	118	9	-	1,083
Depreciation	97	59	8	30	-
Income (loss) from operations	6,816	$11,515	$(469)	$(1,827)	$(2,403)
Interest income	82
Other expense, net	(135)
Provision for income taxes	(1,096)
Net income	5,667
Net loss attributable to noncontrolling interests	819
Net income attributable to Genie Energy Ltd.	$6,486

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended December 31, 2015 (4Q15)
Adjusted EBITDA	$(2,984)	$1,018	$(599)	$(2,371)	$(1,032)
Subtract:
Stock-based compensation	1,155	65	28	-	1,062
Depreciation	103	59	8	36	-
(Loss) income from operations	(4,242)	$894	$(635)	$(2,407)	$(2,094)
Interest income	105
Other expense, net	(83)
Benefit from income taxes	114
Net loss	(4,106)
Net loss attributable to noncontrolling interests	311
Net loss attributable to Genie Energy Ltd.	$(3,795)

	Total	Genie Retail Energy	GOGAS	Afek	Corporate
Three Months Ended March 31, 2015 (1Q15)
Adjusted EBITDA	$(1,107)	$2,880	$(761)	$(1,787)	$(1,439)
Subtract:
Stock-based compensation	1,238	40	120	-	1,078
Depreciation	104	69	23	12	-
(Loss) income from operations	(2,449)	$2,771	$(904)	$(1,799)	$(2,517)
Interest income	99
Other income, net	11
Provision for income taxes	(91)
Net loss	(2,430)
Net loss attributable to noncontrolling interests	420
Net loss attributable to Genie Energy Ltd.	$(2,010)

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